EXHIBIT (n)

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 5 to The Guardian Separate Account K registration statement on Form N-6 (the "Registration Statement") of our report dated March 14, 2003, relating to the financial statements of The Guardian Separate Account K, and our report dated February 26, 2003, relating to the consolidated financial statements of The Guardian Insurance & Annuity Company, Inc., which appear in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP
-------------------------------
PricewaterhouseCoopers LLP


New York, New York
April 28, 2003